EXHIBIT 99.1

News Release

Date	May 6, 2005
For Release	Upon Receipt
Contact	Media:	Financial Community:
	Joe Balaban	Quynh McGuire
	412-232-6848	412-393-1259

DUQUESNE LIGHT HOLDINGS REPORTS FIRST-QUARTER 2005 RESULTS

PITTSBURGH – Duquesne Light Holdings (NYSE: DQE) today reported earnings available for common stock for the first quarter of 2005 were $35 million, or $0.45 per share, compared to $21.8 million, or $0.29 per share, in the first quarter of 2004.

Earnings for the first quarter of 2005, reported by business segment, were as follows:

•	Duquesne Light’s regulated delivery business reported earnings of $8.5 million in 2005, compared to $11.8 million for 2004. The $3.3 million decrease in earnings was primarily due to lower operating revenues and higher interest and preferred dividend charges.

•	The electricity supply segment reported earnings of $11.3 million in 2005, compared to $5.1 million for 2004. Included in 2005 results was an $8.3 million increase in mark-to-market energy contracts.

•	DQE Financial reported earnings of $11.7 million in 2005, compared to $6.9 million for 2004. This increase was primarily due to an after-tax gain of $4.6 million related to the sale of its investment in a natural gas operating partnership.

•	Duquesne Energy Solutions reported earnings of $4.1 million in 2005, compared to $4.0 million for 2004.

•	DQE Communications reported earnings of $0.6 million in 2005, compared to $0.3 million for 2004.

•	All other businesses, net of intercompany eliminations, reported a loss of $1.6 million in 2005, compared to a loss of $6.4 million for 2004. Results for 2005 included an after-tax gain of $2.4 million related to the favorable settlement of an interest rate lock agreement. In addition, interest costs decreased by $1.4 million after-tax during the first quarter of 2005, primarily due to a $100 million debt retirement in the fourth quarter of 2004.

Utility Infrastructure Investment

The company’ s infrastructure investment plan for 2005 includes Duquesne Light spending approximately $150 million for necessary electric utility reliability and customer service improvements. During the first quarter, Duquesne Light spent $16.2 million for electric utility construction.

“We have made significant progress in our analysis of necessary infrastructure investments and have begun to prudently implement those projects,” said Morgan K. O’Brien, president and chief executive officer. “In accordance with our prioritized plan, those activities will accelerate during the second half of 2005.”

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DUQUESNE LIGHT HOLDINGS REPORTS FIRST-QUARTER 2005 RESULTS

Earnings Outlook

The company is increasing its 2005 earnings guidance to $95 million to $100 million, or $1.22 to $1.29 per share, from continuing operations. The projected increase is due to the nonrecurring items discussed earlier, as well as factoring in their impact on 2005 results, including the expected reversal of a large portion of the mark-to-market adjustments and the reduction in earnings related to the sale of the natural gas operating partnership. Absent the impact of these first-quarter items, the company’s guidance has not changed from previous guidance of $90 million to $95 million, or $1.16 to $1.22 per share, from continuing operations. Projected 2005 earnings per share amounts are based on 77.6 million average outstanding shares of common stock.

Internet Broadcast

A live Internet broadcast of management’s presentation to members of the financial community is scheduled for 11 a.m., EDT, today. The broadcast can be accessed through the company’s website (www.duquesnelightholdings.com). Once on the homepage, just click the link to “For Investors,” then click “Internet Broadcast of Management Presentation.” A replay of the presentation will be made available on the company’s website through May 20. Please refer to the companies 10-Q, which will be filed May 10, for additional details regarding first-quarter 2005 results.

About the Company

Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below. Projected earnings, earnings growth, cash flow, capitalization, capital expenditures and dividends will depend on the performance of Holdings’ subsidiaries, and board policy. Demand for and pricing of electricity and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings (including any POLR margin) will also be affected by the number of customers who choose to receive electric generation through POLR III, by Duquesne Light’s ability to negotiate appropriate terms with suitable generation suppliers, by the performance of those suppliers, and by the changes in market value of energy commodity products under contract. Projected POLR supply requirements will depend on POLR customer retention, which in turn may depend on market generation prices, as well as the marketing efforts of competing generation suppliers. Projected transmission and distribution rate base will depend on the ultimate structure of Duquesne Light’s transmission and distribution rate cases, which in turn will be subject to PUC and FERC review and approval. Earnings from the transmission and distribution business will depend on the ultimate structure of the rate cases, and will be affected by rate base, equity and allowed return levels. RTO rules and FERC-mandated transmission charges could affect earnings. Changes in electric energy prices could affect earnings as the recorded value of mark-to-market energy commodity contracts fluctuates. The amount and timing of any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. The amount and timing of any securities issuance (debt or equity) will depend on financial market performance. The credit ratings received from the rating agencies could affect the cost of borrowing, access to capital markets and liquidity. Customer energy demand, fuel costs and plant operations could affect Duquesne Energy Solutions’ earnings. Competition and operating costs could affect earnings and expansion plans in the landfill gas business. The outcome of the shareholder litigation initiated against Holdings may affect performance. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued availability of, and compliance with the requirements for, applicable federal tax credits. Demand for dark fiber will affect DQE Communications’ earnings. The final resolution of proposed adjustments regarding state income tax liabilities (which could depend on negotiations with the appropriate authorities) could affect financial position, earnings, and cash flows. Overall performance by Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.

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Statements of Income (Unaudited)

	Three Months Ended March 31,
(All Amounts in Millions, Except Per Share Amounts)	2005	2004
Operating Revenues:
Retail sales of electricity	$186.7	$188.4
Other	32.0	28.7

Total Operating Revenues	218.7	217.1

Operating Expenses:
Purchased power	81.6	94.2
Other operating and maintenance	55.7	54.1
Depreciation and amortization	20.5	20.4
Taxes other than income taxes	13.8	13.2

Total Operating Expenses	171.6	181.9

Operating Income	47.1	35.2
Other Income	15.5	4.1
Interest and Other Charges	(14.5)	(14.4)

Income from Continuing Operations Before Income Taxes and Limited Partners’ Interest	48.1	24.9
Income Tax Expense	(16.0)	(3.2)
Benefit from Limited Partners’ Interest	2.5	—

Income from Continuing Operations	34.6	21.7
Income from Discontinued Operations – Net	0.4	0.1

Net Income	$35.0	$21.8

Average Number of Common Shares Outstanding	77.3	75.9

Basic Earnings Per Share of Common Stock	$0.45	$0.29

Dividends Declared Per Share of Common Stock	$0.25	$0.25

Actual Number of Common Shares Outstanding	77.4	76.0